                 Decorize Reports Fiscal 2003 Financial Results

SPRINGFIELD, Mo., September 26, 2003/PRNewswire/Decorize, Inc. (AMEX: DCZ), a[n
emerging-growth] provider of direct sourcing solutions for the global home decor market, reported today that in its fiscal year ended June 30, 2003, it posted revenues of $15.4 million, an increase of $1.3 million over the prior fiscal year ended June 30, 2002. Decorize also reported an operating loss of approximately $0.5 million, which represents a decrease of approximately $1.1 million from fiscal 2002. Decorize reported interest expense of approximately
$.25 million and non-cash debt discount amortization expenses of approximately
$.5 million for fiscal 2003, resulting in a net loss of approximately $1.2 million, or $0.11 per share, which reflects a decrease of approximately $.9 million and $0.09 per share, respectively, from Decorize's fiscal 2002 results.

"Fiscal 2003 was a challenging year for Decorize and for our industry", said Jim
Parsons, Decorize's Chief Executive Officer. "We experienced a dock strike which slowed our deliveries and put pressure on sales. We also believe that the uncertainties surrounding the war in Iraq dampened sales. In spite of these challenges, we continued our work to build relationships with leading home furnishings retailers and increased our revenues over the previous year."

About Decorize, Inc.
Decorize, Inc. has developed a business model that reduces
various costs that have traditionally been channeled into the home furnishings category. The company delivers products directly from the Far East to its retailer customers and reduces or eliminates handling and storage costs, which results in substantial cost savings. Decorize has served more than 2,000 small and large retail accounts, including national brand names such as Dillard's,
Rooms To Go and Sears -- The Great Indoors. Additional information on the company and its products can be found at http://www.decorize.com.

Statements about the future performance of Decorize, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.
Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of Decorize's products, increased levels of competition for the company, new products and technological changes, Decorize's dependence on third-party suppliers, and other risks detailed from time to time in Decorize's periodic reports filed with the
Securities and Exchange Commission. Decorize provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

CONTACT: Alex Budzinsky, a.budzinsky@decorize.com, or Gaylen Ball,
g.ball@decorize.com, of Decorize +1-417-879-3326